Exhibit 99.1

Group 1 Automotive, Inc. Prices Private Offering of Senior
Subordinated Notes

    HOUSTON--(BUSINESS WIRE)--Aug. 11, 2003--Group 1 Automotive, Inc. (NYSE:GPI), today announced that it priced its previously announced private offering of $150 million of a new issue of senior subordinated notes due 2013. The notes were issued at 98.337% of par with an 8.25% coupon, to yield 8.50%, with interest payable on Feb. 15 and Aug. 15 of each year, commencing Feb. 15, 2004.
    Group 1 Automotive intends to use the net proceeds of the offering for general corporate purposes, including the retirement on or prior to the initial redemption date of all of its outstanding 10 7/8% senior subordinated notes due 2009 and potential acquisitions. The existing 10 7/8% notes are redeemable beginning March 1, 2004, at a redemption price of 105.438% of the principal amount, plus accrued and unpaid interest. At June 30, 2003, the principal balance of the 10 7/8% notes was $75 million. Pending such uses, Group 1 intends to temporarily reduce outstanding floorplan borrowings.
    The senior subordinated notes have not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the senior subordinated notes.

    About Group 1 Automotive, Inc.

    Group 1 currently owns 71 automotive dealerships comprised of 112 franchises, 29 brands, and 25 collision service centers located in California, Colorado, Florida, Georgia, Louisiana, Massachusetts, New Mexico, Oklahoma and Texas. Through its dealerships and Internet sites, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.
    Statements in this press release contain "forward-looking" information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve a number of risks and uncertainties. Those factors include conditions in the financial markets and customary offering closing conditions. Please see the company's filings with the Securities and Exchange Commission for certain other factors that may affect forward-looking information.

    CONTACT: At Group 1:
             B.B. Hollingsworth, Jr., 713-647-5700
             or
             Scott L. Thompson, 713-647-5700
             or
             Kim Paper, 713-647-5700
             or
             At Fleishman-Hillard:
             Russell A. Johnson, 713-513-9515